UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 11, 2012

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

180 Maiden Lane

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 11, 2012, the Board of Directors (the Board) of American International Group, Inc. (AIG) elected Morris W. Offit a Director of AIG. Mr. Offit has also been named the Chairman of the Finance and Risk Management Committee of the Board.

Mr. Offit is currently the Chairman of Offit Capital, a wealth management advisory firm. He previously served as an AIG Director from 2005 until his retirement from the Board of AIG at its 2012 Annual Meeting of Shareholders on May 16, 2012 in accordance with the retirement guideline for AIG Directors. However, because of Mr. Donald H. Layton’s resignation from the Board due to his appointment as Chief Executive Officer of the Federal Home Loan Mortgage Corporation (Freddie Mac) and Ms. Laurette T. Koellner’s resignation from the Board in connection with becoming Executive Chairman of International Lease Finance Corporation, a wholly owned subsidiary of AIG, the Board determined that it was in the best interests of AIG and its shareholders to ask Mr. Offit to rejoin the Board to serve until the 2013 Annual Meeting of Shareholders, as permitted by AIG’s retirement guideline, in light of his knowledge of AIG’s businesses and affairs.

Mr. Offit was granted a pro-rated annual award of deferred stock units upon his election, consistent with the compensation of AIG’s independent directors, as described under “Corporate Governance—Compensation of Directors” in AIG’s 2012 Proxy Statement.

A copy of the press release announcing Mr. Offit’s election is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of American International Group, Inc., dated July 11, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: July 11, 2012	By:	/s/ Kathleen E. Shannon
		Name:	Kathleen E. Shannon
		Title:	Senior Vice President and Deputy General Counsel

EXHIBIT INDEX

99.1	Press Release of American International Group, Inc., dated July 11, 2012